Exhibit 10.31

LEASE EXTENSION AGREEMENT

This Lease Extension Agreement is made and entered into as of the 22nd day of January, 2010 by and between Graphics IV Limited Partnership, an Illinois limited partnership (“Lessor”) and Schawk, Inc., a Delaware corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor’s predecessor-in-interest, Capplanco Eleven, Inc., a Missouri corporation, Sonya Marie Watka Helmkampf and Joseph Armin Watka, individually, and Stephanie W. McDonald and Thomas L. McDonald, trustees of the Stephanie W. McDonald Revocable Trust No. 1, and Lessee have entered into a Commercial Lease dated as of June 1, 1989 (the “Lease”) for certain property (the “Premises”) located on Sherwin Avenue in Des Plaines, Illinois and more specifically described in the Lease;

WHEREAS, the Lease will expire on January 31, 2010; and

WHEREAS, the parties desire to extend the term of the Lease to and including March 31, 2010 on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Extension. The Lease is hereby extended to and shall expire at 11:59 p.m. on March 31, 2010.

2. Base Rent. The monthly Base Rent for the period from February 1, 2010 to and including March 31, 2010 shall be equal to the monthly Base Rent in effect as of the date of this Lease Extension Agreement.

3. Rent Adjustment. Lessor and Lessee agree that in the event (i) Lessor and Lessee enter into a lease agreement, or further extend the Lease, for the Premises for a period from and after April 1, 2010 and (ii) the base rent for the month of April 2010 is less than the monthly Base Rent during the term of this Lease Extension Agreement, the Lessor shall refund to Lessee, either in cash or as a credit against rent becoming due (as elected by Lessee), the difference between the monthly Base Rent paid during the term of this Lease Extension Agreement and the monthly base rent payable for the month of April 2010 multiplied by two (2).

4. Definitions. Capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Lease.

5. Ratification. The parties hereby acknowledge and agree that the Lease remains in full force and effect and is binding upon the parties hereto with no defaults by either party thereunder or circumstances which, with the giving of notice or the passage of time, would constitute a default thereunder.

IN WITNESS THEREOF the parties have signed this Lease Extension Agreement as of the date first above written.

GRAPHICS IV LIMITED PARTNERSHIP
SCHAWK, INC.

By:	/s/ A. Alex Sarkisian	By:	/s/ Ronald J. Vittorini

	Its: Asst. Sec.		Its: VP and General Counsel